Exhibit 99.1

CPG International Public Announcement

As CPG grows, we need to ensure that we have the people, tools, equipment and facilities to reach our full potential. As we continue with our strategy to create innovative, high value-added, branded building products (“simply put—Building Products. Better.”), CPG will need to add the appropriate people resources to help us achieve our goals.

CPG International Enhances Technology Team—As CPG grows through the introduction of new products and strives to maintain our position as low cost producer in the markets we serve, technology adoption and new product innovation become a key focus of our business. To spearhead CPG’s focus on technology Mike Kapuscinski has been appointed to the position of Chief Technologist. In his new role, Mike will lead technology development and implementation as well as our facility expansion efforts. Mike, 44, previously held the position of Executive Vice President—Production.

Scranton Products Appoints a New Officer—Effective today, I am pleased to announce the appointment of Rob Donlon to Vice President and General Manager—Scranton Products. Donlon, 39, previously held the position of General Manager for Scranton Products. Scranton Products is a wholly-owned subsidiary of CPG International focused on sales and manufacturing of commercial building products.

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications.  The Company’s products are marketed under several brands including AZEK® Trimboards, Santana Products, Comtec Industries, Capitol, EverTuff™, TuffTec™, Hiny Hider® and Celtec®, as well as many other branded products.